Exhibit 99.3


         FOR IMMEDIATE RELEASE CONTACT: Chuck Shreve (972) 720-1800


         AVATAR REPORTS FOURTH QUARTER 2003 RESULTS


         DALLAS, April 20  /PRNewswire-FirstCall/ -- Avatar (OTC Bulletin Board:
AVSY - News), the petroleum industry's leading provider of integrated software solutions, announced today a 10.7% decrease in net income, from $103,233 in Q4 of 2002, to $92,218 in the fourth quarter of 2003. "Avatar's net income decreased as a result of a decrease in gross profit from hardware and software sales, although we had a 16.7% decrease in selling and general and administrative expenses," according to Chuck Shreve, President of Avatar Systems. "We continue to capture the business of new customers and sell additional modules to existing customers that recognize the value of newer technology and superior feature/functionality found in Avatar solutions." ADVERTISEMENT Revenue for Q4 of this year was reported at $403,763, while 2002 Q4 gross revenue came in at $441,318, an 8.5% decrease. Software sales are down by 17% compared to the same period last year. "This change was due to eight new contracts in the fourth quarter of 2003 compared to nine new contracts in the fourth quarter of 2002. Maintenance revenue increased by 15.7% compared to the fourth quarter of 2002. Shreve explains that the continued gain of new customer software contracts will continue to drive the recurring revenue stream from maintenance contracts. As projected, fourth quarter software sales were strong, due to the higher demand for technology among energy companies. "We will continue to build additional software components for our existing systems to provide a full ERP solution to the industry," Shreve says. "The long term software providers will have to provide a full complement of products to secure their place in this market." Avatar Systems, Inc. is based in Dallas, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry. Currently, Avatar has a growing customer base of 300 on its Petroware(TM) products, approximately 40 customers utilizing the Company's Avatar400(TM) IBM AS400 product and 100 subscribers utilizing its ASP services. Two years ago, Avatar released its new 32 bit Windows based product, Petroware 2000(TM), which has had over 150 users since its release. Avatar launched its ASP (Application Service Provider) "RAPID"(TM) product in 1998. Avatar's product portfolio provides excellent assistance in the crucial function of effectively managing a business in the petroleum industry. The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.


         CONTACT: Avatar Systems, Inc.


         Chuck Shreve, 972/720-1800


         cshreve@avatarsystems.net